As filed with the Securities and Exchange Commission on November 16, 2022

Registration No. 333-264968
Registration No. 333-254294
Registration No. 333-237238

Registration No. 333-230689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-264968)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-254294)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-237238)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-230689)

UNDER THE SECURITIES ACT OF 1933

LOGICBIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1514975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Hayden Avenue, 2nd Floor Lexington, Massachusetts 02421
(Address of Principal Executive Offices)

LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan

LogicBio Therapeutics, Inc. 2018 Employee Stock Purchase Plan

LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan

(Full titles of the plans)

Gracie Aguero
Corporate Counsel
LogicBio Therapeutics, Inc.

65 Hayden Avenue, 2nd Floor

Lexington, Massachusetts 02421
(Name and address of agent for service)

(617) 245-0399
(Telephone number, including area code, of agent for service)

With copies to:

Lori Goodman

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

1-212-277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) is filed by LogicBio Therapeutics, Inc., a Delaware corporation (the “Registrant”) to the following registration statements on Form S-8 (each as amended, the “Registration Statements”) of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”), to deregister all shares of common stock, par value $0.0001 per share (“Common Stock”), previously registered under the Registration Statements:

•	Registration Statement on Form S-8 (Registration No. 333-264968) filed with the Commission on May 16, 2022 for the registration of 1,318,271 and 329,567 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and under the LogicBio Therapeutics, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) respectively.

•	Registration Statement on Form S-8 (Registration No. 333-254294) filed with the Commission on March 15, 2021 for the registration of 1,272,547 and 318,136 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the 2018 Plan and the ESPP respectively.

•	Registration Statement on Form S-8 (Registration No. 333-237238) filed with the Commission on March 17, 2020 for the registration of 926,786 and 231,696 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the 2018 Plan and the ESPP respectively.

•	Registration Statement on Form S-8 (Registration No. 333-230689) filed with the Commission on April 2, 2019 for the registration of 1,997,457, 2,070,749 and 421,883 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan, the 2018 Plan and the ESPP respectively.

On October 3, 2022, the Registrant, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Camelot Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provided for the tender offer by Merger Sub to purchase any and all issued and outstanding shares of Common Stock, at a price of $2.07 per Share, to the seller in cash, without interest, less any applicable withholding taxes, subject to certain conditions in the Merger Agreement. On the terms and subject to the conditions set forth in the Merger Agreement, on November 16, 2022, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements by filing this Post-Effective Amendment. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lexington, State of Massachusetts, on the 16th day of November, 2022.

LOGICBIO THERAPEUTICS, INC.
By:	/s/ David E. White
	Name:	David E. White
	Title:	Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.